                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the inclusion in this post-effective amendment No. 1 to the registration statement of First American Corporation on Form S-4 of our report, which includes an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes and No. 115, Accounting for Certain Investments in Debt on Equity Securities, dated January 24, 1995 on our audits of the consolidated financial statements of First City Bancorp, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts".


                                          Coopers & Lybrand L.L.P.
Lexington, Kentucky

February 2, 1996